Exhibit 4.12

            PORTFOLIO RESERVE LOAN AND COLLATERAL ACCOUNT AGREEMENT

This Agreement establishes the terms and conditions that will govern Borrower's Loan (the "Loan") from Merrill Lynch bank USA. The Loan is secured by a pledge of assets held in a special securities account established and maintained with Merrill Lynch, Pierce, Fenner & Smith Incorporated in accordance with this Agreement. This Agreement becomes effective only upon your sending notice to Borrower in writing that Borrower's Loan has been approved.

DEFINITIONS

In this Agreement, "Borrower" means the individual or individuals (individually and jointly, if more than one) or the corporation, partnership (general or limited), limited liabilitiy company, sole proprietorship or other legal entity which signs the Application as Applicant, "You," "your" and "Bank" means Merrill Lynch Bank USA. "MLPF&S" means Merrill Lynch, Pierce, Fenner & Smith Incorporated. "Merrill Lynch Group" means Merrill Lynch & Co., Inc. and its subsidiaries. "Loan Party" means, individually and collectively, Borrower and any person who guarantees to the Bank the payment and/or performance of Borrower's obligations under this Agreement and/or pledges collateral to the Bank to secure the Borrower's obligations under this Agreement. "Agreement" means this Portfolio Reserve Loan and Collateral Account Agreement, the Application, the Account Application, the Approval Letter, and any other documents or agreements identified by you as being part of the "Agreement." "Application" means the Merrill Lynch Bank USA Portfolio Reserve Loan Application Borrower has completed and submitted to you in connection with the Loan. "Approval Letter" means the letter the Bank will send to the loan parties if the Application is approved, which will contain the terms relating to my Loan described in paragraph 1 below. "Account Application" means the WCMA Collateral Account Application (or CMA Collateral Account Application if Borrower is an individual) Borrower has completed and submitted to MLPF&S and you in connection with the Securities Account.

"Securities Account" means the cash securities account, including the ISA account established pursuant to the Account Application and this Agreement. "ISA account" means the Insured Savings account, established pursuant to the Account Application and this Agreement. "Collateral" has the meaning given to that term in paragraph 17 below. "Security Interest" has the meaning given to that term in paragraph 17 below. "Borrowing Power" means the amount you are willing to lend against a fully paid for security, as determined by you from time to time in your discretion. "Maintenance Requirement" means the Value of Collateral which must be maintained in the Securities Account, as determined by you from time to time in your discretion. "Value" means the value assigned to the Collateral by you from time to time in accordance with your standard valuation procedures, as such procedures may be modified, amended or supplemented by you from time to time in your discretion.

"Periodic Payment" means the amount described in paragraph 4 below, to be paid by Borrower to you on a monthly, quarterly or other periodic basis, as indicated in the Approval Letter. "Principal Amount" means the principal amount of the Loam made by you to Borrower, as indicated in the Approval Letter. "Interest Rate" means the annual interest rate applied to my Outstanding Principal
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Balance, as described in Paragraph 5 below and as indicated in the Approval
Letter. "Fixed Rate," "LIBOR Rate," and "Prime Rate" have the meanings given those terms in Paragraph 5 below. "Outstanding Principal Balance" means the original Principal Amount, less the aggregate amount of any principal payments made by borrower under the Loan. "Outstanding Total Balance" means the Outstanding Principal Balance plus accrued but unpaid interest and all other amounts then owing by Borrower under this Agreement. "Loan Term" means the length of the term of the Loan, as indicated in the Approval Letter.

GENERAL TERMS

1. Borrower has applied for a Loan pursuant to the Application. If you approve Borrower's Application, you will send to Borrower a completed Approval Letter signed by you. Among other things, the Approval Letter will set forth the following terms of my Loan:

(a)  the Principal Amount,
(b)  the Interest Rate,
(c) the frequency and amounts (or the manner in which the amount is determined) of the Periodic Payment, and
(d)  the Loan Term.

Borrower acknowledges and agrees that the terms set forth in the Approval Letter are part of this Agreement.

LIMITATION ON USE OF LOAN PROCEEDS

2. UNLESS DISCLOSED IN WRITING TO YOU AT THE TIME OF THE APPLICATION, AND APPROVED BY YOU, BORROWER MAY NOT USE ANY PORTION OF THE LOAN PROCEEDS TO FINANCE THE PURCHASE OF SECURITIES, OR TO REPAY ANY DEBTS INCURRED (A) TO PURCHASE, CARRY OR TRADE SECURITIES OR (B) TO ANY MEMBER OR THE MERRILL LYNCH GROUP.

PROMISE TO PAY, PROMISE TO MAINTAIN COLLATERAL

3. Borrower promises to pay to you or your order when DUE THE principal Amount, interest, and all other amounts and charges permitted under and payable in accordance with this Agreement. Borrower also promises to maintain such Collateral in the Securities Account as you may require from time to time in accordance with your Maintenance Requirements.

PAYMENTS

4. Borrower's Periodic Payments must be made at the address indicated on Borrower's periodic billing statement. Unless you agree in writing otherwise, each Periodic Payment will be equal to all accrued but unpaid interest, any payment of the Outstanding Principal Balance then due, and any past due amounts. Borrower may elect to make its Periodic Payments by authorizing you to directly
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debit its Merrill Lynch Working Capital Management Account (or the Borrower's
Merrill Lynch Cash Management Account if Borrower is an individual), or such other account specified by Borrower, or deposit account at another institution on a periodic basis for the amount of the Periodic Payment. Borrower must pay each Periodic Payment by the payment due date shown on the periodic billing statement, even if Borrower has paid more than the Periodic Payment in any prior period. The Outstanding Total Balance will be due and payable with the final Periodic Payment.

Borrower's payments may be applied in any manner which you elect, although, generally, payments will first be applied to fees and charges Borrower owns under this Agreement, then to interest, and finally to reduce the Outstanding Principal Balance.

INTEREST RATE

5. The Interest Rate for the Loan will be calculated on the basis of a year of 365 days (366 days in the case of a leap year). Interest will begin to accrue on the date the Loan proceeds are disbursed to Borrower or, if different, the date indicated in the Approval Letter. The Interest Rate for the Loan will be one of the following, as requested by Borrower, approved by you, and specified in the Approval Letter:

a) Fixed Rate: the Interest Rate is fixed for the Loan Term.

b) Prime Rate: the floating "Prime Rate" as published in THE WALL STREET JOURNAL (U.S. Eastern Edition) plus an additional amount expressed as partial or whole percentage (%) points specified by the Bank and set forth in the Approval Letter. The Prime Rate will change as and when the Prime Rate as published in THE WALL STREET JOURNAL changes. In the event THE WALL STREET JOURNAL does not publish a Prime Rate, the Prime Rate shall be the rate as determined by the Bank in good faith.

c) LIBOR Rate: the LIBOR Rate, plus an additional amount expressed as partial or whole percentage (%) points specified by the Bank and set forth in the Approval Letter. The LIBOR Rate will be set by the Bank on the first business day of each week and will be equal to the three (3) month (or such other LIBOR period as may be specified in the Approval Letter) LIBOR Rate as published in THE WALL STREET JOURNAL "Money Rates" table on such day. If THE WALL STREET JOURNAL does not publish such a LIBOR Rate, the LIBOR Rate shall be: (i) the rate equal to the rate Merrill Lynch International Bank Limited ("MLIB") offers to take deposits from leading banks in the London Inter Bank Market, for the corresponding time period or (ii) if no such offers are being made by MLIB, the rate as determined by the Bank in good faith. In no event will the Interest Rate charged by the Bank, (including the default interest described in paragraph 7(b)) exceed the highest rate allowed by applicable state and federal law.

FIXED RATE LOANS PAID IN ADVANCE OF DUE DATE

6. With respect to Fixed Rate Loans, Borrower acknowledges that the Interest Rate is set by the Bank on the assumption that the entire principal amount of the Loan will remain outstanding for the entire Loan Term. Accordingly, Borrower agrees that in the event all or any portion of the Loan is paid in advance of

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its due date, Borrower will pay to the Bank, upon request, such amount as the
Bank shall determine will compensate it for any hardship (including loss of profit), cost of expense incurred by it as a result of such early payment. Borrower further agrees that the amount payable by Borrower under this paragraph will, in any event, be no less than an amount equal to 1% of the amount of the loan being paid in advance of its due date times the number of years (up to a maximum of 5 years) remaining in the Loan Term, with partial years counted as an entire year. The foregoing liability, if any, constitutes an obligation under this Agreement and is secured by the Collateral.

OTHER CHARGES; DEFAULT INTEREST

7. (a) You reserve the right to charge (a) any third party costs you may incur at Borrower's request, or (b) any stamp, documentary, registration or similar tax payable in connection with this Agreement or the Loan, together with any liability with respect to or resulting from any delay in paying or omission to pay any such tax. Such costs and charges may, at your option, be charged or added to the Outstanding Principal Balance or to Borrower's next Periodic Payment.

(b) To the extent permitted by applicable law, in the event the Borrower does not make any payment to the Bank when due, the interest Rate payable with respect to the outstanding amount of the Loan (both before and after judgement, if any) may, in the discretion of the Bank, increase, effective as of the date when such payment was due, by two percent (2.00%) until all payments due (including any late payments and any amounts accelerated) are paid to the Bank in full. Any default interest payable: (i) which is not paid when due may be added to the overdue sum and itself bear interest accordingly; and (ii) constitutes an obligation under this Agreement and is secured by the Collateral.

BANKRUPTCY

8. Borrower must first notify you in writing before filing any petition seeking the protection of any state or federal bankruptcy statutes, and Borrower must not take any action (or fail to take any necessary action) which may cause a petition in bankruptcy to be filed against Borrower.

DEFAULT

9. A default ("Default") will occur under this Agreement if: (a) Borrower fails to make any payment when it is due as required by this Agreement or breaches any other provision of this Agreement; (b) the Value of the Collateral in the Securities Account falls below the applicable Maintenance Requirement, and Borrower has not deposited additional Collateral or reduced the Outstanding Principal Balance as required under paragraph 21 below; (c) Borrower or any Loan Party makes, or you discover that Borrower or any Loan Party has made, a material misrepresentation in connection with the Application and the Loan; (d) Borrower or any Loan Party files, or there is filed against Borrower or any Loan Party, any petition seeking the protection of any state or federal bankruptcy statutes or the Borrower or any other Loan Party becomes insolvent or is generally unable to pay his, her or its debts when due; (e) an attachment is levied against all or any portion of the Securities Account or any other

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collateral directly or indirectly securing the Loan; (f) you determine that there is a material adverse change in the Borrower's or any Loan Party's financial condition or prospects or the Collateral securing the loan; (g) a Loan Party or the sole proprietor, majority shareholder or controlling owner of a Loan Party dies or is declared incompetent or of unsound mind; or (h) Borrower or any other Loan Party fails to satisfy any obligation to you or any other member of the Merrill Lynch Group, or a default occurs under any other agreement the Borrower or any other Loan Party has entered into with you or any other member or the Merrill Lynch Group.

ACCELERATION UPON DEFAULT

10. If a Default occurs, you may declare due and payable the Outstanding Total Balance. With respect to Fixed Rate Loans, Borrower acknowledges and agrees that additional changes, calculated in accordance with paragraph 6 above, will be due and payable in connection with the acceleration of the Outstanding Principal Balance pursuant to this paragraph. If Borrower fails to pay the amounts described in the preceding two sentences in full upon your demand, you may, in addition to any other rights you may have, exercise all of your rights and remedies under this Agreement, including, but not limited to, those described in paragraph 21 below.

COSTS OF COLLECTION

11. If Borrower fails to make any payment under this Agreement as and when required, Borrower must pay, to the extent permitted by applicable law, your court and collection costs, any costs incurred in the disposition of the Collateral, and, if the Loan is referred for collection to any attorney not employed by you or one of your affiliates, your reasonable attorney fees and expenses.

DELAY IN ENFORCEMENT

12. You can choose to delay or not to enforce any of your rights under this Agreement without losing them.

NO WAIVER

13. If you choose not to exercise or enforce any of your rights, you are not waiving the right to enforce such rights at a later time or any of your other rights. Any waiver of your rights under this Agreement must be in writing.

STATEMENTS AND NOTICES

14. Statements and notices will be sent to the address shown on the Application, unless Borrower notifies you in writing of a change in address. Borrower must notify you of any change in address or name. Borrower must send correspondence to you at the address shown for notices appearing on the periodic billing statement unless you notify Borrower otherwise. If the Securities Account is

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linked to a WCMA account, CMA account (each as defined in paragraph 16 below) or other securities account maintained with MLPF&S, Borrower authorizes MLPF&S to send all notices, monthly statements and other communications regarding the Securities Account to the address designated for such account or account from time to time.

WAIVERS

15. Borrower waives Borrower's rights to require you to do certain things, to the extent permitted by applicable law. Those things are: (a) to demand payments of amounts due (known as "presentment"); (b) to give notice that amounts due have not been paid (known as "notice of dishonor"); and (c) to obtain an official certification of nonpayment (known as "protest").

PARAGRAPHS 16 THROUGH 24 GOVERN THE ESTABLISHMENT AND MAINTENANCE OF THE SECURITIES ACCOUNT THE MLPF&S AND BORROWER'S PLEDGE AND GRANT TO YOU OF A SECURITY INTEREST IN THE COLLATERAL.

ESTABLISHMENT OF THE SECURITIES ACCOUNT

16. MLPF&S shall establish the Securities Account (which shall include an ISA account), which shall be known as "(Borrower's Name) Pledged Collateral Account for Merrill Lynch Bank USA," (or such other title, including abbreviations, acceptable to Bank), and Borrower agrees, as a condition to your obligation to extend the Loan, to place Collateral in the Securities Account with Borrowing Power sufficient to permit the Bank to make a Loan in the Principal Amount. Borrower agrees at all times to maintain Collateral in the Securities Account with Value sufficient to satisfy your Maintenance Requirements, until all of Borrower's obligations under this Agreement have been satisfied indefeasibly in full. Borrower acknowledges that in establishing and maintaining the Securities Account, MLPF&S is acting as your agent for purposes of perfecting your Security Interest, and shall be deemed a party to this Agreement as is relates to the Security Interest and the Securities Account.

Borrower understands that the Securities Account is a special, limited version of the Merrill Lynch Working Capital Management Account ("WCMA account") (or a Merrill Lynch Cash Management Account if Borrower is an individual ("CMA account")) financial service. In accordance with the terms of the Insured Savings Account Fact Sheet, available free credit balances in the Securities Account will be deposited in the ISA account at least once each week. Borrower understands that amounts Borrower may owe from time to time in connection with the Securities Account (such as payment for transactions) may be satisfied, subject to your Security Interest, by MLPF&S from amounts deposited in the ISA account.

SECURITY INTEREST

17. As security for Borrower's obligation to you under the Loan and this Agreement, Borrower hereby assigns, pledges, grants, and conveys to you a continuing first priority lien and security interest (the "Security Interest")

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in (a) The Securities Account and all stocks, bonds, or other securities or securities entitlements or any other property or financial asset now or hereafter in the Securities Account; (b) all credit balances, accounts, contract rights, general intangibles, instruments, documents, money, certificates of deposit and all other property of whatever kind or description now or hereafter in the Securities Account; (c) any securities or other financial assets described in confirmations and other reports delivered by MLPF&S to Borrower or you in connection with the Securities Account, which securities are deemed to be in the Securities Account for purposes of this Agreement; (d) all dividends, interest and proceeds of any such property, including without limitation, proceeds or proceeds; and (e) all of Borrower's right, title and interest in and to all monies, debts, claims, securities, financial assets and other property deposited by Borrower with or owed or owing to Borrower by the Bank or any member of the Merrill Lynch Group (collectively, the "Collateral"). Terms used in this Agreement which are not defined shall have the meanings set forth in the Uniform Commercial Code, as in effect from time to time in New Your (the "UCC"). For purposes of this Agreement, the ISA account will be deemed to be included in and a part of the Securities Account. Borrower acknowledges that control over the Securities Account, and all Collateral in the Securities Account, shall be in the Bank and MLPF&S for all purposes, including establishing and perfecting a security interest therein.

All assets and property in or credited towards the Securities Account shall be treated as a "financial asset" as that term is defined in the UCC.

Borrower will take all action which you request or which is reasonably necessary to assure that you have a continuing perfected first priority Security Interest while this Agreement is in effect. Upon your request, Borrower will execute and deliver to you financing statement(s) conforming to the UCC and in a form you deem to be acceptable. Upon your request, Borrower also agrees to execute and deliver continuation statement(s) conforming to the UCC in a form you deem to be acceptable. If Borrower fails to deliver to you financing statements or continuation statements you request, you may, to the extent permitted by law and without limiting your other rights under this Agreement, execute and file in Borrower's name, as Borrower's attorney-in-fact, such documents. If the location of Borrower's chief executive office changes, Borrower will immediately notify you in writing to that effect and will execute and deliver to you any additional financing statements or similar documentation you may reasonably request to assure the continued effectiveness of your Security Interest. Once you agree that Borrower has fully and indefeasibly performed Borrower's obligations under this Agreement, your Security Interest in any Collateral in your possession will be terminated and any such Collateral will be returned to Borrower.

CERTAIN BANK RIGHTS IN THE SECURITIES ACCOUNT

18. You may provide MLPF&S entitlement orders or other instructions with respect to the Securities Account at any time. Your instructions may include instructions to liquidate Collateral and other property in the Securities Account, to pay credit balances from the Securities Account to you or your designees, or to move the Collateral from the Securities Account to you or into an account in your name or the name of your designees. In following your instructions, MLPF&S is under no duty to Borrower whatsoever to determine

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whether a Default has occurred or is continuing. Borrower understands that you have ultimate control over all instructions made with respect to the Securities Account, and that if there is a conflict between the instructions you and Borrower give to MLPF&S with respect to the Securities Account, your instructions will prevail.

You are entitled to receive duplicates of any and all notices, confirmations and statements of account that Borrower is entitled to receive with respect to the Securities Account. MLPF&S is authorized to provide you with any and all information in its possession or control relating to the Securities Account, and to provide you with on-line access to MLPF&S systems relating to the Securities Account.

MY TRANSACTIONS IN THE SECURITIES ACCOUNT

19. Borrower may request withdrawals of Collateral from the Securities Account if the Value of the Collateral remaining in the Securities Account after the withdrawal continues to satisfy your Maintenance Requirement and applicable securities credit regulations. Borrower also may purchase, sell or substitute Collateral in the Securities Account if the Value of the Collateral remaining in the Securities Account after the purchase, sale or substitution continues to satisfy your Maintenance Requirement and applicable securities credit regulations. Borrower understands that Borrower will not be permitted to execute any transaction in the Securities Account if, following the transaction, Borrower will not be in compliance with your Maintenance Requirement and applicable securities credit regulations. Borrower also understands that transactions made in the Securities Account may be reversed if the transaction would result in Borrower's breach of this Agreement.

Borrower irrevocably waives for your benefit any right Borrower may have to instruct any depository institution holding Borrower's ISA account to register Borrower's deposit in Borrower's name on the books and records of the depository.

ELIGIBLE COLLATERAL

20. Subject to your rights under this Agreement (including without limitation your right to change or limit the types of securities used as collateral as set forth in this paragraph 20 and your rights under paragraph 18), the following securities are eligible to be held as Collateral under this Agreement: (1) securities and instruments which are traded on a national securities exchange, NASDAQ or recognized over-the-counter markets; (2) mutual fund shares; (3) unit investment trusts; (4) negotiable certificates of deposit acceptable to the Bank; (5) United States Treasury notes, bills or bonds; (6) corporate or municipal bonds; or (7) any other securities which you may approve in writing. BORROWER ACKNOWLEDGES, HOWEVER, THAT DUE TO FEDERAL REGULATIONS, BORROWER MAY NOT HOLD IN THE SECURITIES ACCOUNT ANY SECURITY ISSUED BY ANY MEMBER OF THE MERRILL LYNCH GROUP, ANY SECURITY IN AN INVESTMENT COMPANY (MUTUAL FUND) AS TO WHICH ANY MEMBER OF THE MERRILL LYNCH GROUP ACTS AS INVESTMENT ADVISOR, OR ANY INTEREST IN A UNIT INVESTMENT TRUST SPONSORED AND ADVISED BY ANY MEMBER OF THE MERRILL LYNCH GROUP. Borrower acknowledges that if Borrower violates any of the restrictions on eligible Collateral provided for in this Agreement (including the restrictions described in the preceding sentence), you may, in exercising (and without limiting) your remedies under this Agreement, liquidate all or a portion of any securities placed into the Securities Account in violation of this Agreement.

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You reserve the right to change or limit in your discretion the types of securities which Borrower may use as Collateral. In addition, Borrower may not borrow any amounts on margin (including short sales) using the Securities Account or any Collateral in the Securities Account. Borrower may not sell, assign, pledge or grant a Security Interest in the Securities Account or the Collateral in the Securities Account to anyone other than you, as provided in this Agreement, or MLPF&S. Any interest MLPF&S may have in the Securities Account and the Collateral is subordinated to your Security Interest.

REMEDIES

21. (a) Upon the occurrence of a Default, you may, at your option, instruct MLPF&S to cancel any open orders and close any and all outstanding contracts, liquidate the Collateral, withdraw and/or sell any such Collateral, and apply any such Collateral, as well as the proceeds of any such Collateral to all unpaid amounts owing under the Loan and this Agreement. Borrower will be responsible for any decrease in the Value of the Collateral occurring prior to or during liquidation. Upon the occurrence of a Default, you may also setoff, against any amount owing to you under this Agreement, any securities, cash or other property of Borrower (including without limitation any deposit account of Borrower with you, including any deposit with you made in connection with the ISA account) in your possession, directly or through MLPF&S as your agent or in the possession of any other member of the Merrill Lynch Group.

(b) You may exercise any or all of your rights under this paragraph 21 without further demand for additional Collateral, or notice of sale or purchase, or other notice or advertisement. If at any time the Value of the Collateral is les than the Maintenance Requirement and Borrower has not reduced the Outstanding Principal Balance or deposited in the Securities Account additional funds and/or securities eligible to be held as Collateral (as defined in Section 20 above) with a Value sufficient to increase the Value of the Collateral to at least the Maintenance Requirement, then you may, at your option, from time to time, and without any obligation on your part to give notice, instruct MLPF&S to cancel any open orders and close any or all outstanding contracts, liquidate the Collateral, withdraw and/or sell any or all Collateral and any proceeds of the Collateral and reduce the amount owing to you under the Loan. Any sales or purchases made pursuant to this paragraph 21 may be made at your discretion on any exchange or other market where such business is usually transacted, or at public auction or private sale, and you or your agent may be the purchaser for your or your agent's own account. It is understood that the giving of any prior demand or call or prior notice of the time and place of such sale or purchase by you or your agent will not be considered a waiver of your right to sell or buy without any such demand, call or notice as provided in this Agreement.

(c) With respect a Fixed Rate Loan, Borrower agrees to pay to you additional charges, if any, payable under paragraph 6 above, if the Outstanding Principal Balance is reduced pursuant to this paragraph.

(d) In addition to your rights and remedies described in this Agreement, you have the right to exercise any one or more of the rights and remedies of a secured creditor under the UCC. All the rights and remedies which are available

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to you under this Agreement are cumulative and are in addition to any and all other rights and remedies which are otherwise available to you either at law, equity or otherwise. You may exercise any one or more of such rights and remedies simultaneously or successively.

OTHER ACCOUNT PROVISIONS

22. MLPF&S and Borrower each acknowledge that no VISA card, funds transfer service, wire transfer, check writing or margin capabilities exist or will be permitted with respect to the Securities Account without your prior written consent.

This Agreement does not create any obligations or duties on MLPF&S to Borrower greater than or in addition to the customary and usual obligations and duties which MLPF&S has as a stockbroker and custodian of securities, except to the extent expressly provided in this Agreement.
All transactions in the Securities Account are subject to the constitution, rules, regulations, customs and usages of the exchange or market and its clearinghouse, if any, on which MLPF&S or its agents (including MLPF&S' subsidiaries and affiliates) execute such transactions. Borrower agrees to pay customary brokerage fees in connection with any transactions in the Securities Account made in accordance with this Agreement.

23. Unless indicated otherwise on the Account Application, the Applicant shall be the legal owner (the "accountholder") of the Securities Account. If more than one natural person signs the Application as Applicant or Co-Applicant, each such person shall be account holder of the Securities Account. With respect to natural persons, the legal ownership of the Securities Account shall be in such form as the Borrower instructs in the Account Application. In the event no designation is made, the Bank and MLPF&S are authorized to deal with the accountholders as tenants in common (without right of survivorship).

Subject to the limitations in this Agreement, all accountholders agree that (i) with respect to Borrowers which are not natural persons, each person designated by accountholder from time to time shall have authority to transact any business on behalf of the Securities Account, (ii) with respect to a Securities Account in the name of more than one natural person, each accountholder has authority to transact any business on behalf of the Securities Account as fully and completely as if each accountholder were the sole owner of the Securities Account, and (iii) MLPF&S may accept orders and instructions, written or oral, with respect to the Securities Account from each such person or accountholder referred to in (i) and (ii) above, without notice to accountholder, for the receipt, transfer and withdrawal of funds and for the purchase, sale, exchange, transfer or other disposition of securities and other property.

Upon the occurrence of any event that causes a change in legal ownership of the Securities Account, (including, without limitation, death of an accountholder or divorce of married accountholders), all accountholders or the surviving accountholder, as the case may be, shall immediately give the Bank and MLPF&S written notice thereof, and the Bank or MLPF&S may, in such event, take such action, including requiring such documents or imposing such restrictions on the Securities Account, as the Bank or MLPF&S may deem necessary in the circumstances. Subject to the limitations in this Agreement, the accountholder, the estate of a deceased accountholder and a departing accountholder by assignment or divorce shall remain liable jointly and severally for any obligations to the Bank or MLPF&S arising in connection with the Loan or the Securities Account.

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Subject to the limitations in this Agreement, in the event of any such change of ownership of the Securities Account, MLPF&S is authorized to divide or retitle the Securities Account in accordance with the form of legal ownership of the Securities Account as reflected on the records of MLPF&S or by written instructions of the Bank and the accountholder(s), or by obtaining a court order, as MLPF&S and the Bank may reasonably determine is appropriate in the circumstances. With respect to natural persons, unless agreed otherwise among the accountholders in a writing provided to MLPF&S, joint accounts designated "with right of survivorship" (e.g. JTWROS) shall, subject to your rights under this Agreement, vest the interest of a deceased accountholder in the surviving accountholder(s) and Securities Account designated "without right of survivorship" (e.g. TIC) shall, subject to your rights under this agreement, entitle the estate of a deceased accountholder and the surviving accountholder(s) to equal shares of the Securities Account. All accountholders agree to indemnify and hold harmless MLPF&S and you against any liability, loss or expense incurred from acting in accordance with this agreement in the event of a change in ownership of the Loan or Securities Account.

Borrower may not change ownership of the Securities Account except in accordance with this paragraph 23, and subject to your Security Interest. No change in ownership of the Securities Account will be effective until the change is consented to by you and reflected in the account records of MLPF&S. All statements, notices or other communications sent or given to one accountholder by your or MLPF&S shall be considered notice to all accountholders. Subject to the limitations in this Agreement, in the event MLPF&S receives inconsistent instructions from two or more accountholders, reasonably believes instructions received from one accountholder is not mutually agreeable to all accountholders, or receives a court order with respect to the Securities Account, MLPF&S may, but is not obligated to, restrict activity in the Securities Account, require that all instructions of any accountholder be in writing signed by all accountholders, suspend or terminate the service and/or file an interpleader action in an appropriate court at the expense of the accountholders.

HOLD HARMLESS; ARBITRATION WITH MLPF&S

24. Borrower hereby agrees to hold harmless MLPF&S, its affiliates (excluding you), and its employees from any and all claims, liabilities, and/or damages, in any way related to, or arising out of, or in connection with, Borrower's granting the Security Interest, your exercise of rights under this Agreement, including any action or inaction by MLPF&S in following your instructions regarding the Securities Account in accordance with this Agreement.

Borrower agrees that all controversies which may arise between MLPF&S and Borrower concerning the Securities Account, including, but not limited to, those involving any transaction or the construction, performance, or breach of this or any other agreement between MLPF&S and Borrower, whether entered into prior to, on or subsequent to the date hereof shall be determined by arbitration. Any

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arbitration under this Agreement shall be conducted only before the New York
Stock Exchange, Inc., the American Stock Exchange, Inc. or an arbitration facility provided by any other exchange, the National Association of Securities Dealers, Inc. or the Municipal Securities Rulemaking Board, and in accordance with its arbitration rules then in force. Borrower may elect in the first instance whether arbitration shall be conducted before the New York Stock Exchange, Inc., the American Stock Exchange, Inc., other exchanges, the National Association of Securities Dealers, Inc. or the Municipal Securities Rulemaking Board, but if Borrower fails to make such election, by registered letter or telegram addressed to you at the office where the Securities Account is maintained, before the expiration of five days after receipt of a written request from MLPF&S to make such election, then MLPF&S may make such election. Judgment upon the award of the arbitrators may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

I. The class certification is denied;

II. The class is decertified; or

III. The customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

-    Arbitration is final and binding on the parties.
- The parties are waiving their right to seek remedies in court, including the right to jury trial.
- Pre-arbitration discovery is generally more limited than and different from court proceedings.
- The arbitrator's award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
- The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

FINANCIAL AND CREDIT INFORMATION

25. Borrower agrees:

(a) To notify you immediately, in writing, of any change in Borrower's financial condition or prospects which would adversely affect Borrower's ability to repay any obligation(s) to you according to the Loan terms;

(b) To supply to you such current financial information or other information as you may reasonably request from time to time;

(c) That you and any member of the Merrill Lynch Group may share with one another and any affiliated companies, or any person authorized by Borrower, for legitimate business purposes, any information about Borrower which each may currently possess or obtain in the future, unless Borrower notifies you at the time of application for the Loan that Borrower does not agree to such sharing of information;

(d) That you, or anyone authorized by you, may obtain, from time to time, third party credit and investigative reports with respect to the Borrower, and may answer any questions about your credit experience with Borrower; and

(e) That there may be additional documentation required to be filed or executed by Borrower from time to time by applicable law or the policies and procedures of MLPF&S or the Bank, and Borrower agrees to comply with any requests for additional documents.

WARRANTIES AND COVENANTS

26. On a continuing basis, Borrower warrants and covenants to you that:

(a) Except for your rights established under this Agreement, Borrower owns the Collateral free of any interest or lien in favor of any third party (other than any subordinated interest MLPF&S may have in the Securities Account);

(b) The Security Interest is and shall remain a perfected and valid first priority lien and security interest upon the Collateral;

(c) Borrower will not pledge or hypothecate the Collateral or grant a security interest in the Collateral or grant a security interest in the Collateral to any third party during the term of this Agreement;

(d) With respect to the issuer of any securities in the Securities Account, Borrower and its affiliates, in the aggregate, are not the beneficial owners of more than three (3%) percent of the number of outstanding shares of any class of equity securities;

(e) With respect to any securities in the Securities Account, Borrower does not control the issuer of such securities;

(f) The Loan proceeds will be used only in accordance with paragraph 2 above;

(g) Borrower has been duly organized or formed under the jurisdiction of its organization or formation. Borrower is in good standing under the laws of the jurisdiction of its organization or formation and is duly qualified to do business in all jurisdictions in which the nature of its activities requires such qualification;

(h) Borrower has the full right, power and authority to make, execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of the documents contemplated by this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Borrower;

(i) Neither the execution, delivery or performance by Borrower of this Agreement and the related documents, the consummation of the transactions contemplated by this Agreement, nor compliance with the provisions of this Agreement will (i) violate any law, regulation, order, judgment or decree binding on Borrower, (ii) violate or conflict with, as applicable, Borrower's articles or certificate of incorporation, by-laws, partnership agreement or other organizational or governing documents, (iii) conflict with, cause a breach of, constitute a default under, be cause for the acceleration of the maturity of, or create or result in the creation or imposition of any lien, charge or encumbrance (other than in your favor) on any of Borrower's property under, any agreement, note, indenture, instrument or other undertaking to which Borrower is a party;

(j) No order, consent, license, authorization, recording or registration is required to authorize or is required in connection with the execution, delivery, and performance of or the legality, validity, binding effect or enforceability of this Agreement, any documents executed in connection with this Agreement or any transactions contemplated by this Agreement;

(k) There are no actions, suits, litigations or investigations, pending or threatened, against Borrower that could (i) have a material adverse effect on the business, condition (financial or otherwise), obligations, operations, performance, properties or prospects of Borrower or (ii) affect Borrower's ability to enter into and perform its obligations under this Agreement or any of the transactions contemplated by this Agreement;

(l) The operations of Borrower are and have been in compliance in all respects with all federal, state and local laws and regulations, including, without limitation, tax, environmental and health and safety laws an regulation;

(m) Since the date of the most recent financial statements of Borrower delivered to you, there has been no material adverse change in the business, condition (financial or otherwise), obligations, operations, performance, properties or prospects of Borrower;

(n) After giving effect to the Loan, (i) the present fair value of Borrower's assets (plus, in the event Borrower is a partnership, the sum of the excess of the fair value of each general partner's nonpartnership assets over such general partner's nonpartnership debts) exceeds the total amount of Borrower's liabilities (including, without limitation, contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its business, (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the execution, delivery and performance of documents relating to this Agreement or by the consummation of the transactions contemplated under this Agreement; and

(o) The address of the chief executive office of Borrower is as set forth in the Application.

MISCELLANEOUS

27. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of all the parties to this Agreement. You may assign at your sole option all or part of your rights, obligations and remedies under this Agreement.

28. (a) Borrower's Application will be accepted by the Bank in the State of Utah, and all decisions made by the Bank with respect to the Loan will be made in Utah. The terms of this Agreement with respect to the Bank shall be governed by and interpreted under the federal laws of the United States and the State of Utah, except that: (1) with respect to the Securities Account and your Security Interest, this Agreement shall be governed by and interpreted under the laws of the State of New York; (ii) Notwithstanding the choice of law provisions of this paragraph which shall govern the contractual obligations of the parties under this Agreement, the legal ownership of the Securities Account shall be governed by and interpreted under the internal laws of the state where the chief executive office of the Borrower is located, with respect to a Borrower which is incorporated under the laws of a state in the United States. Nonresident aliens and foreign corporations agree that the form of ownership for the Securities Account shall be governed (notwithstanding the laws of any other jurisdiction to the contrary) by the internal laws of the State of New York.

(b) Borrower agrees to submit to the jurisdiction of the State Courts of Utah and the Federal Courts in Utah for the purposes of any suit, action or proceeding arising out of this Agreement and the Loan and Borrower consents to service of process by certified mail to Borrower's address of record.

(c) Except to the extent prohibited by applicable law which cannot be waived, Borrower waives, and covenants that Borrower will not assert any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of this Agreement and the Loan.

29. No amendment of any provision of this Agreement shall be effective unless such amendment is in writing and signed by the Borrower and the Bank.

30. The heading of each provision of this Agreement is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations described in each such provision.

31. If any provision of this Agreement is held to be invalid, illegal, void or unenforceable, by reason of any law, rule, administrative order or judicial or arbitral decision, such determination shall not affect the validity of the remaining provisions of this Agreement.

32. This Agreement constitutes the entire agreement between Borrower, you and MLPF&S regarding the matters contemplated by this Agreement, and supersedes any and all prior agreements (whether written or oral).

January 12, 2001

Dimensional Visions, Inc.
Attn: Dale Riker
2301 West Dunlap Ave. #207
Phoenix, AZ 85021

Dear Mr. Riker:

Merrill Lynch Bank USA (the "Bank") is pleased to advise you that your application for a securities-based loan (the "Loan") has been approved. Your Loan will be governed by the provisions of the Portfolio Reserve Loan and Collateral Account Agreement (Form #F5059 6/98) and is made on the following terms:

     1. Maximum Principal Amount $500,000.00, of which $100,000.00 was disbursed on January 12, 2001 (the "Initial Disbursement Date") by wire transfer, in accordance with your instructions. Interest on that portion of the Loan will begin to accrue as of the Initial Disbursement Date. The remaining amount of the Loan will be disbursed to you in installments. For each requested loan disbursement, you must submit a Loan Disbursement Request in the form attached to this letter. In addition, each loan disbursement is subject to the following terms and conditions:

     (i) there must be eligible collateral in the Securities Account in an amount sufficient to support the Outstanding Principal Amount after giving effect to the requested disbursement, and you must otherwise be in compliance with the terms and conditions of the Portfolio Reserve Loan and Collateral Account Agreement;

     (ii) each disbursement request must be in an amount no less than $25, 001

     (iii) the Loan Term for each disbursement shall end on the expiration of the Loan Term applicable to the initial disbursement.

     2. Interest Rate: 3-Month LIBOR Rate (adjusted weekly), plus 2.5%

     3. Loan Term: 1 year

     4. Frequency of Periodic Payments: Monthly

     5. All Periodic Payments, other than the final one, will consist of interest only. Your Periodic Payments (plus any fees or charges, if applicable) will be calculated at the end of each calendar month and are payable by the 15th day of the following month. The exact payment amount will depend on the number of days in the billing period and the Outstanding Principal Amount. The repayment of the Outstanding Principal Amount will be due and payable with your final Periodic Payment on January 13, 2002. We will send you a billing statement each billing cycle setting forth the exact amount of each Periodic Payment.

     6. If you do not agree with the terms and conditions of your Loan as set forth in this Approval Letter, you may repay the amount disbursed to you on the Initial Disbursement Date in good funds no later than the fifth calendar day (excluding Saturdays, Sundays and legal holidays) following the Initial Disbursement Date. If you repay the outstanding portion of the Loan in accordance with this paragraph, the Bank's agreement to make the Loan stall terminate and no fees or interest due under the terms of the Portfolio Reserve Loan and Collateral Agreement will be charged to you.

Thank you for your interest in Merrill Lynch Bank USA. We look forward to serving you and providing you assistance in meeting your financing needs.

Sincerely,
/s/ Chris Greenhalgh
-----------------------------------
Chris Greenhalgh
Assistant Vice President
Merrill Lynch Bank USA